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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
   the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-10599

                          AMERICAN WASTE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                                ONE AMERICAN WAY
                             WARREN, OHIO 44484-5555
                                 (330) 856-8800
                   (Address, including zip code, and telephone
                         number, including area code, of
                   registrant's principal executive offices)

                  CLASS A COMMON STOCK, NO PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]

               Approximate number of holders of record as of the
                        certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, American Waste Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 23, 1998                        BY:  /s/ GREGORY T. SANGALIS
                                              ----------------------------------
                                                    Gregory T. Sangalis
                                                    Vice President and
                                                    Secretary